Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Pre-Effective Amendment No. 8 to the Registration Statement (Form N-2, No. 333-205788) (the “Registration Statement”) of VanEck Coastland Online Finance Term Fund and to the use of our report dated September 22, 2016 on VanEck Coastland Online Finance Term Fund which is included in the Registration Statement to be filed with the Securities and Exchange Commission.

/S/Ernst & Young LLP

New York, NY

November 2, 2016